Exhibit 99.1

news release

Omnicare Reports Third-Quarter 2012 Financial Results; Company Raises Full-Year 2012 Guidance

CINCINNATI, October 31, 2012 - Omnicare, Inc. (NYSE:OCR) reported today financial results for its third quarter ended September 30, 2012.

Third-Quarter Highlights:

•	Gross profit increase of 7.3% to $371 million; 232 basis-point expansion in gross margin rate

•	Adjusted cash earnings per diluted share from continuing operations 16.2% higher to $0.86; GAAP earnings per diluted share of $0.55

•	Cash flows from continuing operations of $196 million

“We are pleased with our progress during the third quarter,” said John L. Workman, Omnicare's Chief Executive Officer. "We experienced a continuation of many of the same elements that drove our performance in the first half of 2012. Our cost structure continued to benefit from increased generic drug penetration, allowing us to more than offset a lower level of prescription volumes within our Long-Term Care Group. We also continued the momentum within our Specialty Care Group, with each of our specialty platforms generating solid year-over-year growth.”

Third-Quarter Results

Financial results from continuing operations for the quarter ended September 30, 2012, as compared with the same prior-year period, were as follows:

•	Net sales was $1,501 million versus $1,544 million

•	Gross profit was $371 million as compared with $346 million

•	GAAP income from continuing operations per diluted share was $0.55 versus $0.33

•	Adjusted cash earnings per diluted share from continuing operations (see “per share” discussion below and attached supplemental information) was $0.86 versus $0.74

•	Adjusted EBITDA from continuing operations was $172 million versus $157 million

Cash flows from continuing operations for the quarter ended September 30, 2012 were $196 million versus $167 million in the comparable prior-year quarter.

“During the quarter, we began making changes to our Long-Term Care operating structure that we believe will accelerate our progress toward operational excellence,” said Nitin Sahney, Omnicare's President and Chief Operating Officer. "We also continued to benefit from the operational improvements we have made across our Specialty Care Group. With both businesses now under the leadership of one team, we believe we are in a better position to standardize our approach and better leverage the company's assets."

Financial Position

Omnicare concluded the third quarter of 2012 with no borrowings outstanding on its revolving credit facility and $648 million in cash on its balance sheet.

During the third quarter, Omnicare amended and extended its existing credit facility, which is now comprised of a $300 million senior unsecured revolving credit facility and a $425 million senior unsecured term loan due September 28, 2017, resulting in a 50 basis-point reduction in interest rates. The Company incurred $8 million in debt redemption costs as part of the transaction.

With respect to its share repurchase program, Omnicare repurchased approximately 900 thousand shares of common stock during the quarter for an aggregate amount of $31 million. As of September 30, 2012, the Company had approximately $498 million of availability under its current share repurchase authorization.

"This quarter Omnicare generated $196 million of operating cash flows and enabled us to make further improvements to our financial position," said Rocky Kraft, Omnicare's Chief Financial Officer. "Our cash flows enabled us to return additional capital to shareholders by continuing opportunistic share repurchases and a doubling of our quarterly cash dividend. With a total share repurchase authorization of $498 million, we believe we are well positioned to continue this key component of our capital allocation strategy.”

Nine-Month Results

Financial results from continuing operations for the nine months ended September 30, 2012, as compared with the same prior-year period, were as follows:

•	Net sales were $4,630 million as compared with $4,626 million

•	Gross profit was $1,107 million as compared with $1,017 million

•	GAAP income from continuing operations per share was $1.19 as compared with $1.07

•	Adjusted cash earnings per diluted share from continuing operations was $2.50 as compared with $2.12

•	Adjusted EBITDA from continuing operations was $512 million versus $450 million

Operating cash flow from continuing operations for the first nine months of 2012 totaled $417 million versus $448 million in the comparable prior-year period.

To facilitate comparisons and to enhance the understanding of core operating performance, discussions in this news release include financial measures that are adjusted from the comparable amounts under GAAP to exclude the impact of the special items discussed elsewhere herein, and to present results on a continuing operations basis. For a detailed presentation of reconciling items and related definitions and components, please refer to the attached schedules or to reconciliation schedules posted at the Investor Relations section of Omnicare's website at http://ir.omnicare.com. Additionally, the Company will make supplemental slides available in the same section on its website today that will include the number of scripts dispensed, beds served, and other information relevant to Omnicare's operations.

Segment Information

Financial results for the Long-Term Care Group for the third quarter ended September 30, 2012 were as follows:

•	Net sales of $1,166 million were 8.0% lower than $1,267 million in the same prior-year period

•	Adjusted operating income from continuing operations of $154 million increased 10.0% from $140 million in the same prior-year period

Financial results for the Specialty Care Group for the third quarter ended September 30, 2012 were as follows:

•	Net sales of $333 million were 21.3% higher than $274 million in the same prior-year period

•	Adjusted operating income from continuing operations of $33 million increased 25.8% from $26 million in the same prior-year period

Special Items

The results for the third quarter of 2012 and 2011 include the impact of special items totaling approximately $24 million pretax ($11 million aftertax, or approximately $0.10 per diluted share) and $40 million pretax ($25 million aftertax, or approximately $0.21 per diluted share), respectively.

The results for the third quarter of 2012 and 2011 include the impact of cash-based earnings adjustments totaling approximately $23 million aftertax, or approximately $0.21 per diluted share, and $22 million aftertax, or approximately $0.19 per diluted share, respectively.

The special items and cash-based earnings adjustments have been described in further detail in the “Footnotes and Definitions to Financial Information” section elsewhere herein.

Outlook

Based on its solid results in the first nine months of 2012, Omnicare now expects the following for the full-year 2012:

	Original Guidance	Previous Guidance	Current Guidance
Revenue	$6.1B to $6.2B	$6.1B to $6.2B	$6.1B to $6.2B
Adjusted cash earnings per diluted share (excluding special items)	$3.10 to $3.20	$3.22 to $3.28	$3.30 to $3.36
Cash flows from operations (excluding settlement payments)	$400M to $500M	$425M to $525M	$500M to $550M

Webcast Today

Omnicare will hold a conference call to discuss its third-quarter 2012 financial results today, Wednesday, October 31, at 9:00 a.m. ET. A live webcast of the conference call and supplemental slides will be accessible from the Investor Relations section of Omnicare's website at http://ir.omnicare.com. An archived replay will be made available on the website following the conclusion of the conference call.

About Omnicare

Omnicare, Inc., a Fortune 400 company based in Cincinnati, Ohio, provides comprehensive pharmaceutical services to patients and providers across North America. As the market-leader in professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other chronic care institutions, Omnicare leverages its unparalleled clinical insight into the geriatric market along with some of the industry's most innovative technological capabilities to the benefit of its long-term care customers. Omnicare also provides key commercialization services for the bio-pharmaceutical industry and end-of-life disease management through its Specialty Care Group. For more information, visit www.omnicare.com.

Forward-looking Statements

In addition to historical information, this report contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management's current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in the Company's Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: overall economic, financial, political and business conditions; trends in the long-term healthcare and pharmaceutical industries; the ability to attract new clients and service contracts and retain existing clients and service contracts; the ability to consummate pending acquisitions on favorable terms or at all; trends for the continued growth of the Company's businesses; trends in drug pricing; delays and reductions in reimbursement by the government and other payors to customers and to the Company; the overall financial condition of the Company's customers and the ability of the Company to assess and react to such financial condition of its customers; the ability of vendors and business partners to continue to provide products and services to the Company; the successful integration of acquired companies and realization of contemplated synergies; the continued availability of suitable acquisition candidates; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; variations in demand for the Company's products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the potential impact of legislation, government regulations, and other government action and/or executive orders, including those relating to Medicare Part D, including its implementing regulations and any subregulatory guidance, reimbursement and drug pricing policies and changes in the interpretation and application of such policies, including changes in calculation of average wholesale price; discontinuation of reporting average wholesale price, and/or implementation of new pricing benchmarks; legislative and regulatory changes impacting long term care pharmacies; government budgetary pressures and shifting priorities; federal and state budget shortfalls; efforts by payors to control costs; changes to or termination of the Company's contracts with pharmaceutical benefit managers, Medicare Part D Plan sponsors and/or commercial health insurers or to the proportion of the Company's business covered by specific contracts; the outcome of disputes and litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of executive separations; the impact of benefit plan terminations; the impact of differences in actuarial assumptions and estimates as compared to eventual outcomes; events or circumstances which result in an impairment of assets, including but not limited to, goodwill and identifiable intangible assets; the final outcome of divestiture activities; market conditions; the outcome of audit, compliance, administrative, regulatory, or investigatory reviews; volatility in the market for the Company's stock and in the financial markets generally; access to adequate capital and financing; changes in tax laws and regulations; changes in accounting rules and standards; the impacts of potential cybersecurity risks and/or incidents; and costs to comply with the Company's Corporate Integrity Agreement. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company's actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # #

Contact:
Patrick C. Lee
(513) 719-1507
patrick.lee@omnicare.com

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, GAAP Basis
($000s, except per share amounts)
Unaudited

	Three months ended		Nine months ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net sales	$1,501,348	$1,544,360	$4,630,443	$4,625,837
Cost of sales	1,130,053	1,198,299	3,523,702	3,608,423
Gross profit	371,295	346,061	1,106,741	1,017,414
Selling, general and administrative expenses	203,550	191,293	605,552	573,934
Provision for doubtful accounts	24,047	24,255	72,556	73,142
Settlement, litigation and other related charges	4,931	6,742	38,227	32,571
Other charges	5,036	6,718	65,757	10,939
Operating income	133,731	117,053	324,649	326,828
Interest expense, net of investment income	(39,036)	(55,926)	(105,444)	(124,038)
Income from continuing operations before income taxes	94,695	61,127	219,205	202,790
Income tax provision	33,270	23,343	83,349	79,570
Income from continuing operations	61,425	37,784	135,856	123,220
Loss from discontinued operations	—	(9,900)	—	(67,479)
Net income	$61,425	$27,884	$135,856	$55,741
Earnings (loss) per common share - Diluted:
Continuing operations	$0.55	$0.33	$1.19	$1.07
Discontinued operations	—	(0.09)	—	(0.59)
Net income	$0.55	$0.24	$1.19	$0.49
Weighted average number of common shares outstanding:
Diluted	111,951	114,644	113,968	114,930

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc and Subsidiary Companies
Consolidated Balance Sheets
(000s)
Unaudited

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$647,408	$580,262
Restricted cash	988	2,336
Accounts receivable, less allowances	901,809	931,314
Inventories	340,648	419,378
Deferred income tax benefits	162,558	153,444
Other current assets	179,972	210,637
Total current assets	2,233,383	2,297,371
Properties and equipment, at cost less accumulated depreciation	271,436	225,257
Goodwill	4,256,385	4,250,579
Identifiable intangible assets, less accumulated amortization	207,175	235,270
Other noncurrent assets	180,817	184,633
Total noncurrent assets	4,915,813	4,895,739
Total assets	$7,149,196	$7,193,110
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$187,765	$273,768
Accrued employee compensation	63,195	61,019
Current debt	26,685	26,447
Other current liabilities	185,885	178,833
Total current liabilities	463,530	540,067
Long-term debt, notes and convertible debentures	2,029,742	1,968,274
Deferred income tax liabilities	885,450	838,857
Other noncurrent liabilities	59,151	50,476
Total noncurrent liabilities	2,974,343	2,857,607
Total liabilities	3,437,873	3,397,674

Stockholders' equity	3,711,323	3,795,436
Total liabilities and stockholders' equity	$7,149,196	$7,193,110

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc and Subsidiary Companies
Condensed Consolidated Statements of Cash Flows, GAAP Basis
(000s)
Unaudited

	September 30, 2012
	Three months ended	Nine months ended
Cash flows from operating activities:
Net income	$61,425	$135,856
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	13,778	38,256
Amortization	20,551	63,377
Debt redemption loss and costs, net	8,270	47,558
Other operating activities	25,802	47,468
Changes in certain assets and liabilities, net of effects from acquisition and divestiture of businesses:
Accounts receivable, net of provision for doubtful accounts	27,937	31,433
Inventories	14,251	82,786
Current and noncurrent assets	52,617	65,341
Accounts payable	(28,343)	(95,172)
Net cash flows from operating activities	196,288	416,903
Cash flows from investing activities:
Acquisition of businesses, net of cash received	(33,843)	(34,411)
Divestiture of businesses, net	19,207	19,207
Capital expenditures	(24,998)	(71,433)
Marketable securities	(25,000)	(25,000)
Other	1,934	1,348
Net cash flows used in investing activities	(62,700)	(110,289)
Cash flows from financing activities:
Payments on term loans	(8,125)	(19,375)
Proceeds from long-term borrowings and obligations	425,000	425,000
Payments on long-term borrowings and obligations	(426,256)	(452,302)
Capped call transaction	—	(48,126)
Payments for Omnicare common stock repurchases	(30,612)	(110,919)
Dividends paid	(15,244)	(30,765)
Other	4,578	(2,981)
Net cash flows used in financing activities	(50,659)	(239,468)
Net increase in cash and cash equivalents	82,929	67,146
Cash and cash equivalents at beginning of period	564,479	580,262
Cash and cash equivalents at end of period	$647,408	$647,408

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis
($000s, except per share amounts)
Unaudited

	Three months ended		Nine months ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Adjusted earnings per share ("EPS") from continuing operations:
Diluted earnings per share from continuing operations	$0.55	$0.33	$1.19	$1.07
Special Items: (a)
Settlement, litigation and other related charges	0.03	0.04	0.21	0.21
Other charges	(0.01)	0.04	0.34	0.06
Amortization of discount on convertible notes	0.03	0.03	0.10	0.10
Debt redemption costs	0.05	0.11	0.07	0.11
Total Special Items	0.10	0.21	0.71	0.48
Cash EPS Adjustments	0.21	0.19	0.59	0.57
Adjusted cash earnings per diluted share from continuing operations	$0.86	$0.74	$2.50	$2.12

Adjusted earnings before interest, income taxes ("EBIT", "Operating income"), depreciation and amortization ("EBITDA") from continuing operations:
EBIT from continuing operations	$133,731	$117,053	324,649	$326,828
Depreciation and amortization	34,329	32,761	101,633	97,326
Amortization of discount on convertible notes	(5,839)	(6,107)	(18,118)	(17,969)
EBITDA from continuing operations	162,221	143,707	408,164	406,185
Special items (a)	9,967	13,460	103,984	43,510
Adjusted EBITDA from continuing operations	172,188	157,167	512,148	449,695

EBITDA from continuing operations to net cash flows from operating activities:
EBITDA from continuing operations	162,221	143,707	408,164	406,185
(Subtract)/Add:
Interest expense, net of investment income and amortization of discount on convertible notes	(33,197)	(49,819)	(87,326)	(106,069)
Income tax provision	(33,270)	(23,343)	(83,349)	(79,570)
Other operating activities (including debt redemption costs)	34,072	39,313	95,026	5,165
Changes in certain assets and liabilities, net of effects from acquisition and divestitures of businesses	66,462	57,208	84,388	222,230
Net cash flows from operating activities of continuing operations	$196,288	$167,066	$416,903	$447,941

Segment Reconciliations - Long-Term Care Group ("LTC")
Adjusted Operating Income - LTC:
Operating income from continuing operations	158,998	126,833	419,778	357,104
Special items (a)	(4,614)	13,460	39,611	43,510
Adjusted operating income from continuing operations - LTC	154,384	140,293	459,389	400,614

Segment Reconciliations - Specialty Care Group ("SCG")
Adjusted Operating Income - SCG:
Operating income from continuing operations	31,061	26,424	92,881	72,254
Special items (a)	2,090	—	2,290	—
Adjusted operating income from continuing operations - SCG	33,151	26,424	95,171	72,254

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Footnotes and Definitions to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

Footnotes:
Non-GAAP Information:
Omnicare, Inc. (“Omnicare” or the “Company”) management believes that presenting certain non-GAAP financial measures, which exclude items not considered part of the core operating results of the Company and certain non-cash charges and also includes certain tax deduction amounts ("Special Items"), enhances investors' understanding of how Omnicare management assesses the performance of the Company's business. Omnicare management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. Omnicare's method of calculating non-GAAP financial results may differ from those used by other companies and, therefore, comparability may be limited.

(a)	Financial results from continuing operations included Special Items as described below:

	Q3 2012		YTD 2012		Q3 2011		YTD 2011
	Pretax	After Tax (10)	Pretax	After Tax (10)	Pretax	After Tax (10)	Pretax	After Tax (10)
EBIT:
Settlement, litigation and other related charges (1)	$4,931	$2,970	$38,227	$23,414	$6,742	$4,122	$32,571	$24,001

Other charges
Acquisition and other related costs (2)	(3,830)	(2,352)	396	243	6,718	4,151	10,939	6,785
Disposition of businesses (3)	(7,680)	(8,485)	(1,777)	(2,582)	—	—	—	—
Separation costs (4)	5,500	3,346	21,000	12,863	—	—	—	—
Restructuring charges (5)	11,046	6,766	11,046	6,766	—	—	—	—
Loss on debt repurchase (6)	—	—	35,092	21,546	—	—	—	—
Subtotal - Other charges	5,036	(725)	65,757	38,836	6,718	4,151	10,939	6,785
Subtotal - EBIT Special Items	9,967	2,245	103,984	62,250	13,460	8,273	43,510	30,786

Interest Expense:
Amortization of discount on convertible notes (7)	5,839	3,559	18,118	11,098	6,107	3,743	17,969	11,146
Debt redemption costs (6)	8,270	5,059	12,363	7,572	20,168	12,506	21,247	13,180
Subtotal - Interest Expense Special Items	14,109	8,618	30,481	18,670	26,275	16,249	39,216	24,326
Subtotal - Special Items	24,076	10,863	134,465	80,920	39,735	24,522	82,726	55,112

Cash EPS Items:
Amortization of intangibles	11,259	6,897	32,764	20,101	9,904	6,007	28,745	17,764
Goodwill amortization tax deduction (8)	—	10,930	—	32,704	—	13,169	—	38,547
Convertible debt tax deduction (9)	—	5,660	—	14,747	—	3,058	—	9,002
Subtotal - Cash EPS Items	11,259	23,487	32,764	67,552	9,904	22,234	28,745	65,313

Grand Total - Special Items	$35,335	$34,350	$167,229	$148,472	$49,639	$46,756	$111,471	$120,425

(1)
Operating income includes settlement, litigation and other related charges for resolution of certain regulatory matters with various states and regulatory agencies, and a qui tam lawsuit, certain large customer disputes and purported class and derivative actions against the Company. Additionally, Omnicare has made, and will continue to make, disclosures to the applicable governmental agencies of amounts, if any, determined to represent over-payments from the respective programs and, where applicable, those amounts, as well as any amounts relating to certain inspections, audits, inquiries and investigations activity are included in the pretax special item reflected in the table.

(2)
Operating income includes acquisition and other related costs primarily related to professional fees and acquisition related restructuring costs for acquisitions. Q3 2012 also included a reduction of the Company's original contingent consideration payable for a prior acquisition.

(3)
In the quarter ended September 30, 2012 the Company completed the disposition of its Canadian pharmacy and the Company's pharmacy operational software business, which were not considered, individually or in the aggregate, significant to the operations of Omnicare.

(4)	Operating income includes separation related costs for certain former executives, including the former Chief Executive Officer who resigned on June 10, 2012.

(5)	Operating income includes restructuring and other related charges primarily related to lease termination costs.

(6)	Operating income and interest expense include charges for debt redemption losses and costs related to the Company’s previously announced refinancing transactions.

(7)	The Company recorded non-cash interest expense from the amortization of debt discount on its convertible notes.

(8)	The tax benefit of being able to deduct goodwill amortization.

(9)	The tax benefit of being able to deduct higher interest expense on our convertible debt than what is actually paid.

(10)	The tax effect was calculated by multiplying the tax-deductible pretax amounts by the appropriate effective tax rate.

Discontinued Operations:
In 2009, the Company commenced activities to divest certain home healthcare and related ancillary businesses (“the Disposal Group”) that are non-strategic in nature. Also, in connection with the reallocation of resources started in the second half of 2010 and the previously disclosed unfavorable market conditions experienced by its Contract Research Services organization (“CRO Services”) business, the Company committed to a plan to divest of its CRO Services business in the first quarter of 2011 and completed the divestiture in April 2011. Also, in the second quarter of 2011, the Company divested its Tidewater Group Purchasing Organization (“Tidewater”). The Company determined that the CRO Services and Tidewater businesses were no longer good strategic fits within the Company's portfolio of assets. In the fourth quarter of 2011, the Company divested the remaining durable medical equipment (“DME”) portion of the Disposal Group. In connection with these activities, Omnicare recorded an impairment loss in discontinued operations in the three and nine months ended September 30, 2011 to reduce the carrying value of the CRO Services and Non-Core disposal group operations to fair value based on the final terms of the divestiture.